CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Auditors" and to the use of our report dated January 8, 2004, which is incorporated by reference, in this Registration Statement (Form N-1A No. 33-7497 and 811-4765) of Dreyfus Premier New York Municipal Bond Fund.

New York, New York March 26, 2004
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